AMENDMENT NO. 1
                             TO CONSULTING AGREEMENT



     Effective August 31, 2001, the Agreement entered into as of September 12, 2000 between Insynq, Inc. a Delaware corporation (formerly Xcel Management, Inc.) and David Selmon, ("Mr. Selmon"), shall be amended to include the following:

     1. Consulting Fees. During the Term, the Company shall pay to Mr. Selmon $250.00 for each Board meeting he attends. In addition, for the fiscal quarter commencing on June 1, 2001, and for each fiscal quarter of the Company thereafter while Mr. Selmon serves on the Board, Mr. Selmon shall be entitled to receive a Non-qualified Stock Option for 3,500 shares of the Company's common stock. The Stock Options shall be awarded as part of the 2000 Long Term Incentive Plan. The exercise price for each Stock Option shall be the closing market price as of the first business day in the quarter granted. The total value of each Stock Option will be considered compensation and may be used to exercise the Stock Option. Stock Options will vest on the last day of the quarter granted with an exercise period of 10 (ten) years. If Mr. Selmon ceases to be a director prior to the end of any fiscal quarter, no Stock Option for that quarter shall be vested. If the Company changes its fiscal year to a calendar year and Mr. Selmon is a Board member at such time, he shall be entitled to receive the pro rata portion of the Stock Option earned at the time of such change and shall thereafter commence earning new Stock Options during the first fiscal calendar quarter of the Company.

As an independent contractor, Mr. Selmon is not, nor will Mr. Selmon become eligible for any employee benefits, including without limitation, health insurance, worker's compensation, unemployment insurance, or pension or other similar benefits, provided by the Company (or its affiliates) to its employees. Mr. Selmon will have full responsibility for the payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security, FICA, and in come tax laws with respect to Mr. Selmon's performance of services with respect to the compensation received hereunder.




INSYNQ, INC.                                         CONSULTANT

/s/ John P. Gorst                                    /s/ David Selmon
John P. Gorst                                        David Selmon
Chief Executive Officer                              Chief Executive Officer